Exhibit 10.2

AWARD AGREEMENT

UNDER THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN

THIS AWARD AGREEMENT (this “Agreement”), dated as of July 7, 2005 and effective as of January 1, 2005 (the “Grant Date”), by and between The Wet Seal, Inc. (the “Company”) and Michael Gold (the “Participant”) who is a consultant to the Company, evidences the grant by the Company of a stock award of performance shares (the “Performance Shares”) to the Participant and restricted stock (the “Restricted Stock”) under The Wet Seal, Inc. 2005 Stock Incentive Plan, (as amended from time to time the “Plan”) and the Participant’s acceptance thereof. The Company and the Participant agree as follows:

1. Basis for Award. The award of the Performance Shares is made under the Plan pursuant to Section 10.1 and the award of the Restricted Stock is made under Section 9 of the Plan for all services rendered and to be rendered to the Company. There is no Section 162(m) compliance necessary relating to this Award.

2. Stock Awarded.

The Company hereby awards to the Participant, an award of Performance Shares and Restricted Stock in an aggregate amount of 5,500,000 shares of Class A common stock (collectively, the “Shares”) which shall be subject to the conditions and restrictions set forth in the Plan and this Agreement. For purposes of this Agreement, 3,500,000 Performance Shares shall be referred to as “Tranche 1” and “Tranche 2”, and 2,000,000 Restricted Shares shall be referred to as “Tranche 3”, respectively (collectively the “Tranches”).

The Shares shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to the Shares. Notwithstanding the foregoing, if any certificate is issued in respect of the Shares at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE CLASS A COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE AWARD AGREEMENT DATED AS OF JANUARY 1, 2005, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

If a certificate is issued with respect to the Shares, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant shall have delivered a stock power, endorsed in blank, relating to the shares covered by such Award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such Shares, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his or her legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend, except as otherwise provided by the Plan, this Agreement or applicable law. During the period that the Participant holds the Shares, the Participant shall have the right to receive dividends on and to vote the

Shares while it is subject to restriction, except as otherwise provided by the Plan. If the Shares are forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Shares to the Company and cooperate with the Company to reflect such forfeiture. By accepting these Shares, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

Except as provided in the Plan or this Agreement, the restrictions on the Shares are that prior to vesting as provided in Section 3 of this Agreement, the Shares will be forfeited by the Participant and all of the Participant’s rights to such stock shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Shares made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise. Notwithstanding the foregoing, Participant may transfer the Shares to his Immediate Family Members (or to trusts or partnerships or limited liability companies established for such family members); provided, that, such transfer is for no consideration and effected through such procedures as the Committee may establish from time to time.

3. Vesting.

The restrictions described in Section 2 of this Agreement will lapse with respect to 350,000 of the Performance Shares in Tranche 1 if, at any time following the first anniversary of the Grant Date and before the third anniversary of the Grant Date (the “Tranche 1 Vesting

Period”), the weighted average closing price of the Company’s Class A Common Stock (the “Stock”) for any trailing 20 trading days (the “20-Day Average”) during the Tranche 1 Vesting Period equals or exceeds $3.50 per share and the restrictions described in Section 2 of this Agreement will lapse with respect to an additional 350,000 of the Performance Shares in Tranche 1 (until the entire Tranche 1 is 100% vested) each time the 20-Day Average per share price of the Stock during the Tranche 1 Vesting Period equals or exceeds $4.00; $4.50; $5.00 and $5.50. For the avoidance of doubt, if the 20-Day Average equals or exceeds $5.50 per share at any time during the Tranche 1 Vesting Period, the restrictions on 100% of Tranche 1 shall lapse.

The restrictions described in Section 2 of this Agreement will lapse with respect to 350,000 of the Performance Shares in Tranche 2 if, at any time following the second anniversary of the Grant Date and before the third anniversary of the Grant Date (the “Tranche 2 Vesting Period”), the 20-Day Average during the Tranche 2 Vesting Period equals or exceeds $6.00 per share and the restrictions described in Section 2 of this Agreement will lapse with respect to an additional 350,000 of the Performance Shares in Tranche 2 (until the entire Tranche 2 is 100% vested) each time the 20-Day Average per share price of the Stock during the Tranche 2 Vesting Period equals or exceeds $6.50; $7.00; $7.50 and $8.00. For the avoidance of doubt, if the 20-Day Average equals or exceeds $8.00 per share at any time during the Tranche 2 Vesting Period, the restrictions on 100% of Tranche 2 shall lapse, and further, provided, that the restrictions described in Section 2 of this Agreement will in any event lapse with respect to all the Performance Shares in Tranche 2 which are priced at $6.00 and over at such time before the third anniversary of the Grant Date as the reported sales per square foot of all Wet Seal Stores open for at least 12 months equal or exceed $350 per square feet for that trailing twelve month period and the weighted average merchandise margin (internal gross margin) on those sales is at least 59%.

The restrictions described in Section 2 of this Agreement shall lapse on January 28, 2006 with respect to 100% of the Restricted Shares in Tranche 3, whether or not you are still employed by the Company.

If any of the Performance Shares are still outstanding as of the third anniversary of the Grant Date and have not otherwise vested after giving effect to the vesting provisions of clauses (a) and (b) above, the unvested shares of Stock shall automatically be forfeited without the payment of any consideration to the Participant.

Except as provided herein, if the Participant ceases to be a Consultant to the Company at any time and for any reason prior to the vesting of the Performance Shares, all shares that are still outstanding upon such termination of employment shall automatically be forfeited without the payment of any consideration to the Participant upon such cessation of service. Notwithstanding the foregoing, if Participant’s service is terminated by death or disability, at any time during the Tranche 1 or Tranche 2 Vesting Period, Participant shall continue to vest into the Performance Shares that he would have vested into, as though he were still employed, for the one-year period following his termination of continuous service (but not beyond the Tranche 2 Vesting Period) but the Restricted Shares shall vest on the date the restrictions thereon would otherwise lapse, whatever the reason for termination. If Participant’s service is terminated without cause all Restricted and Performance Shares shall immediately vest. The Company acknowledges the Performance Shares will not be forfeited after January 31, 2007, if Participant has performed his services hereunder up until that date.

On a change of control, as defined in §2.3 of the Company’s 2005 Stock Incentive Plan, as amended from time to time, the Restricted and Performance Shares will be immediately vested.

4. Company; Participant.

The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Performance Shares may be transferred by will or by the laws of descent and distribution, and as provided in the last sentence of Section 2(c) hereof the word “Participant” shall be deemed to include such person or persons.

5. Adjustments. The Award may be adjusted as provided for in Section 12 of the Plan and the Committee shall not exercise any discretion under Section 10.4 of the Plan to reduce Participant’s award hereunder.

6. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Stock to the Participant hereunder, if the exercise thereof or the issuance or transfer of such Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company will take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell Shares upon the lapse of the restrictions set forth herein (with respect to each group of 350,000 vested Shares), subject to the Company’s insider trading policies.

7. No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of or discharge the Participant at any time for any reason whatsoever, with or without cause. Except as provided herein, Participant acknowledges and agrees that the continued vesting of the Performance Shares granted hereunder is premised upon his provision of future services with the Company and such Performance Shares shall not accelerate upon his termination of continuous service for any reason.

8. Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Participant acknowledges that there may be adverse tax consequences upon the vesting of Performance Shares or disposition of the shares of Stock once vested, and that the Participant should consult a tax adviser prior to such time.

Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

9. Taxes.

The Participant agrees that, subject to clause 9(b) below, no later than the date as of which the restrictions shall lapse with respect to all or any of the Shares covered by this Agreement, the Participant shall pay to the Company (in cash or to the extent permitted by the Board, Stock held by the Participant for at least six (6) months whose Fair Market Value on the date the Shares vest is equal to the amount of the Participant’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Shares for which the restrictions shall lapse. The Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares.

If the Participant properly elects to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Shares granted hereunder pursuant to Section 83(b) of the Code, the Participant shall pay to the Company, or make other arrangements satisfactory to the Board to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Stock. If the Participant fails to make such payments, the Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock.

10. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive offices, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him at his address as recorded in the records of the Company. Notwithstanding the foregoing, at such time as the Company institutes a policy for delivery of notice by e-mail, notice may be given in accordance with such policy.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:	/s/ Joel Waller
Name:	Joel Waller
Title:	CEO

PARTICIPANT

/s/ Michael Gold
Michael Gold

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